UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                FORM 12b-25

                        SEC FILE NUMBER  033-97034

                        NOTIFICATION OF LATE FILING


                        CUSIP NUMBER    422913 103


       (Check One):
       |_| Form 10-KSB |_| Form 11-K   |_| Form 20-F   |X| Form 10-QSB

       For Period Ended: September 30, 1999

            [ ] Transition Report on Form 10-K
            [ ] Transition Report on Form 20-F
            [ ] Transition Report on Form 11-K
            [ ] Transition Report on Form 10-Q
            [ ] Transition Report on Form N-SAR

       For the Transition Period Ended: ____________________________

       Nothing in this form shall be construed to imply that the Commission hasverified any information contained herein.

       If the notification  relates to a  portion of  the filing  checked
  above,  identify  the  Item(s)  to  which  the  notification   relates:
                         ________________________


                                  PART I
                          REGISTRANT INFORMATION

                            Help At Home, Inc.
              -----------------------------------------------
                          Full Name of Registrant

             ------------------------------------------------
                         Former Name if Applicable

                        223 West Jackson Boulevard
          ------------------------------------------------------
         Address of Principal Executive Office (Street and Number)

                          Chicago, Illinois 60606
             ------------------------------------------------
                         City, State and Zip Code

                                  PART II
                          RULES 12b-25(b) AND (c)

       If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

  |X|   (a)  The reasons described  in reasonable detail  in Part III  of this form could not be eliminated without unreasonable effort or expense;

  |X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  |_|   (c) The accountant's statement or other exhibit required by  Rule
  12b-25(c) has been attached if applicable.

                                 PART III
                                 NARRATIVE

       State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

       The Company is unable to file its form 10-QSB within the prescribed period due to ministerial difficulties, without unreasonable effort or expense. Such difficulties prevent the Company from filing the balance of the report because such information is integral to the balance of the report. The Company fully expects to be able to file within the additional time allowed by this report.

                                  PART IV
                             OTHER INFORMATION

  (1) Name and telephone number of person to contact in regard to this notification

  Jay M. Kaplowitz                  (212) 752-9700
  ----------------                  --------------
       (Name)                 (Area Code) (Telephone Number)

  (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes |_| No

  (3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

       If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            Help At Home, Inc.
               (Name of Registrant as Specified in Charter)

       Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


  Date: November 12, 1999  By: /s/ Joel Davis
                           Joel Davis
                           Chief Operating Officer

  Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                 ATTENTION
       Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001)